UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 14, 2015

Biolase, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Harold C. Flynn, Jr.

On May 14, 2015, Biolase, Inc. (the "Company") entered into an employment agreement with Harold C. Flynn, Jr. to serve as President and Chief Executive Officer of Biolase, effective July 13, 2015.

Under the terms of Mr. Flynn’s employment agreement, Mr. Flynn will receive an annual base salary of $425,000. In addition, Mr. Flynn is eligible to receive an annual performance bonus of up to sixty percent (60.0%) of Mr. Flynn’s base salary, which is determined by the achievement of certain criteria as established by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). Mr. Flynn will be awarded 870,000 stock-settled restricted stock units and granted a non-qualified stock option to purchase 870,000 shares of Company common stock with a term of ten (10) years at an exercise price per share equal to the closing price of the Company’s common stock on his first day of employment, as reported by the National Association of Securities Dealers on the Nasdaq Stock Market. The restricted stock units and the stock option will vest and become exercisable in accordance with time-based and performance criteria established by the Compensation Committee. For the partial 2015 employment year, Mr. Flynn is eligible for a performance bonus of up to $150,000, based upon the achievement of certain criteria as established by the Compensation Committee, and a minimum non-discretionary performance bonus of $100,000. Mr. Flynn’s employment is at will.

Pursuant to the terms of the employment agreement, Mr. Flynn is entitled to severance benefits in the event that either the Company terminates him without cause or he resigns for good reason. The severance amount consists of twelve (12) months of Mr. Flynn’s annual base salary, which will be paid over twenty-six equal installments, and paid COBRA premiums for the twelve-month period following such termination. In the event that Mr. Flynn is terminated within twelve (12) months following a change in control, in addition to the above severance benefits, Mr. Flynn will also receive his target performance bonus then in effect, his unvested stock options shall vest and be exercisable, and one-half of his restricted stock unit awards shall vest.

Prior to joining the Company, Mr. Flynn has been President of Zimmer Dental, a leading manufacturer and provider of medical devices for the dental market including dental implants, prosthetics, and a range of other oral rehabilitation products. Previously, from 2004-2007, he was Divisional Vice President and General Manager at Abbott Hematology, a division of Abbott Laboratories.

Mr. Flynn holds a Bachelor of Science degree in Electrical Engineering from the University of Maine at Orono.

There is no arrangement or understanding pursuant to which Mr. Flynn was selected as President and Chief Executive Officer, and there are no related party transactions between Biolase and Mr. Flynn reportable under Item 404(a) of Regulation S-K.

Transition Letter Agreement with Jeffrey M. Nugent

On May 14, 2015, the Company entered into a transition letter agreement with Jeffrey M. Nugent, the Company’s President and Chief Executive Officer. Under the terms of the agreement, Mr. Nugent will continue to serve in his current position for a transition period through July 12, 2015, and will devote his time to the transition of his position to Mr. Flynn. In addition, provided Mr. Nugent performs his transitional duties to the reasonable satisfaction of the Board of Directors of the Company, and in light of Mr. Nugent’s efforts as President and Chief Executive Officer, the agreement provides that the Company will make a transition payment of $150,000.00 to Mr. Nugent, payable in six (6) equal consecutive monthly installments, continue the time-based vesting of his stock option grant and restricted stock unit award, extend the period to exercise his vested stock options until the expiration date of such options, and reimburse him for COBRA premiums for himself and his eligible dependents for up to eighteen (18) months following his final date of employment. The foregoing is subject to Mr. Nugent’s execution and non-revocation of a separation and release agreement.

Resignation of Jeffrey M. Nugent as Director

On May 15, 2015, Jeffrey M. Nugent tendered his resignation from the Board of Directors of the Company, effective July 12, 2015.

Item 7.01 Regulation FD Disclosure.

On May 18, 2015, the Company issued a press release announcing the appointment of Harold C. Flynn, Jr. as President and Chief Executive Officer effective July 13, 2015, and the transition of current President and Chief Executive Officer Jeffrey M. Nugent, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. See "Exhibit Index" attached to this Current Report on Form 8-K, which is incorporated by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase, Inc.

May 18, 2015	By:	/s/ Jeffrey M. Nugent

Name: Jeffrey M. Nugent
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Biolase, Inc., dated May 18, 2015.